SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.    )*

HEALTH CATALYST, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

42225T107

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42225T107	SCHEDULE 13G	Page 2 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P. (“SC USGF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,431,513
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,431,513

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,431,513
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 3 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P. (“SC USGF PF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 183,638
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 183,638

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 183,638
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 4 of 13 Pages

1	NAME OF REPORTING PERSON SCGF IV MANAGEMENT, L.P. (“SCGF IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

4,615,151 shares, of which 4,431,513 shares are directly owned by SC USGF IV and 183,638 shares are directly owned by SC USGF PF IV. The General Partner of each of SC USGF IV and SC USGF PF IV is SCGF IV MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

4,615,151 shares, of which 4,431,513 shares are directly owned by SC USGF IV and 183,638 shares are directly owned by SC USGF PF IV. The General Partner of each of SC USGF IV and SC USGF PF IV is SCGF IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,615,151
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.6%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 5 of 13 Pages

1	NAME OF REPORTING PERSON SC US GF V HOLDINGS, LTD. (“SC USGF V Holdco”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,474,068
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,474,068

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,474,068
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 6 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SC USGF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,563,230 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,563,230 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,563,230
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 7 of 13 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SC USGF PF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,474,068 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,474,068 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,474,068
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 8 of 13 Pages

1	NAME OF REPORTING PERSON SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

1,563,230 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco and 89,162 shares are directly owned by SC USGF V. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

1,563,230 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco and 89,162 shares are directly owned by SC USGF V. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,563,230
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 9 of 13 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

6,178,381 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco, 89,162 shares are directly owned by SC USGF V, 4,431,513 shares are directly owned by SC USGF IV and 183,638 shares are directly owned by SC USGF PF IV. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT. The General Partner of each of SC USGF IV and SC USGF PF IV is SCGF IV MGMT. SC US TTGP is the General Partner of each of SCGF V MGMT and SCGF IV MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

6,178,381 shares, of which 1,474,068 shares are directly owned by SC USGF V Holdco, 89,162 shares are directly owned by SC USGF V, 4,431,513 shares are directly owned by SC USGF IV and 183,638 shares are directly owned by SC USGF PF IV. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT. The General Partner of each of SC USGF IV and SC USGF PF IV is SCGF IV MGMT. SC US TTGP is the General Partner of each of SCGF V MGMT and SCGF IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,178,381
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 36,565,033 shares outstanding as of October 31, 2019, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2019.

CUSIP No. 42225T107	SCHEDULE 13G	Page 10 of 13 Pages

ITEM 1.

(a) Name of Issuer:

Health Catalyst, Inc.

(b) Address of Issuer’s Principal Executive Offices:

3165 Millrock Drive #400

Salt Lake City, UT 84121

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Growth Fund IV, L.P.

Sequoia Capital USGF Principals Fund IV, L.P.

SCGF IV Management, L.P.

SC US GF V Holdings, Ltd.

Sequoia Capital U.S. Growth Fund V, L.P.

Sequoia Capital USGF Principals Fund V, L.P.

SCGF V Management, L.P.

SC US (TTGP), Ltd.

The General Partner of SC USGF IV and SC USGF PF IV is SCGF IV MGMT. SC USGF V Holdco is wholly owned by SC USGF V and SC USGF PF V. The General Partner of each of SC USGF V and SC USGF PF V is SCGF V MGMT. The General Partner of each of SCGF V MGMT and SCGF IV MGMT is SC US TTGP.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SC USGF IV, SC USGF PF IV, SCGF IV MGMT, SC USGF V HOLDCO, SC USGF V, SC USGF PF V, SCGF V MGMT, SC US TTGP: Cayman Islands

(d) CUSIP Number: 42225T107

ITEM 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

CUSIP No. 42225T107	SCHEDULE 13G	Page 11 of 13 Pages

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 42225T107	SCHEDULE 13G	Page 12 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

Sequoia Capital U.S. Growth Fund IV, L.P. Sequoia Capital USGF Principals Fund IV, L.P.

By:	SCGF IV Management, L.P.
General Partner of Each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P. Sequoia Capital USGF Principals Fund V, L.P.
its Members

By:	SCGF V Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Growth Fund V, L.P. Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 42225T107	SCHEDULE 13G	Page 13 of 13 Pages

SCGF V Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director